INCENTIVE FEE AGREEMENT

        INCENTIVE FEE AGREEMENT (the "Agreement"), dated as of May [___], 2004, between Raymond James & Associates, Inc. ("Raymond James") and Four Corners Capital Management, LLC ("Four Corners").

        WHEREAS, First Trust/Four Corners Senior Floating Rate Income Fund II (including any successor by merger or otherwise, the "Fund") is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its common shares are registered under the Securities Act of 1933, as amended;

        WHEREAS, Four Corners is the investment sub-adviser of the Fund;

        WHEREAS, Raymond James is acting as co-lead underwriter in an offering of the Fund's common shares; and

        WHEREAS, Four Corners desires to provide an incentive fee to Raymond James for acting as co-lead underwriter in an offering of the Fund's common shares;

        NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1. Four Corners shall pay Raymond James a fee computed weekly and payable quarterly in arrears commencing June 30, 2004 at an annualized rate of 0.10% of the Fund's Managed Assets (as defined below) attributable to the common shares sold by Raymond James in the offering for a term as described in Section 3 hereof; provided that the total amount of the fee hereunder shall not exceed [______]% of the total price to the public of the Fund's common shares offered by the prospectus dated May [__], 2004 (the "Prospectus") (including all Initial Securities and Option Securities as such terms are described in the Purchase Agreement, dated May [__], 2004, by and among the Fund, First Trust Portfolios L.P., Four Corners and each of the Underwriters named therein (the "Purchase Agreement")). The sum total of this fee, the additional compensation fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated, plus the amounts paid by the Fund as the $.00667 per common share partial reimbursement to the Underwriters, shall not exceed 4.5% of the total price of the Trust's common shares offered by the Prospectus. "Managed Assets" is defined as the total assets of the Fund (including any assets attributable to any Preferred Shares that may be outstanding or otherwise attributable to the use of leverage) minus the sum of accrued liabilities (other than debt representing financial leverage). All quarterly fees payable hereunder shall be paid to Raymond James within 15 days following the end of each calendar quarter.

2. Four Corners shall be permitted to discharge all or a portion of its payment obligations hereunder upon prepayment in full or in part of the remaining balance due of the maximum additional commission amount described in paragraph 1 above.

3. The term of this Agreement shall commence upon the date referred to above and shall be in effect so long as Four Corners acts as the investment sub-advisor to the Fund pursuant to the Investment Management Agreement (as such term is defined in the Purchase Agreement) or other subsequent advisory agreement.

4. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of New York.

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5.      No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and Four Corners and Raymond James consent to the jurisdiction of such courts and personal service with respect thereto. Each of Raymond James and Four Corners waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Four Corners agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon Four Corners and may be enforced in any other courts to the jurisdiction of which Four Corners is or may be subject, by suit upon such judgment.

6. This Agreement may not be assigned by either party without the prior written consent of the other party.

7. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Raymond James and Four Corners.

8. All notices required or permitted to be sent under this Agreement shall be sent, if to Four Corners:

        Four Corners Capital Management, LLC
        515 South Flower Street, Suite 4310
        Los Angeles, California 90071
        Attention: [ ]

        or if to Raymond James:

        Raymond James & Associates, Inc.

        [                      ]
        [                      ]
        Attention:  [          ]

        or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the US mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

9. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                         [signatures on following page]

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




        IN WITNESS WHEREOF, the parties hereto have duly executed this Incentive Fee Agreement as of the date first above written.

FOUR CORNERS CAPITAL                           RAYMOND JAMES &
MANAGEMENT, LLC                                ASSOCIATES, INC.


By: ___________________________                By:__________________________
    Name:                                         Name:
    Title:                                        Title:



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